Fund Accounting Fee Letter

for

Ardian Access LLC

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Fund Accounting Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and Reimbursable Expenses from the Fund on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the Fund as follows:

1.1.	Annual Base Fee:

$60,000 annual base fee, plus $9,500 annual fee for each unit class above one (1). These fees shall be pro-rated for any partial calendar years.

plus

1.2.	Asset-based fee of:

Average Managed Assets*	Asset Based Fee
$0 to $500 million	0.0300%
$500 million to $1 billion	0.0225%
In excess of $1 billion	0.0150%

*	Managed assets shall mean the net assets of the Fund plus any amount of leverage being used by the Fund.

1.3.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $500.00 per month per manager over one.

1.4.

Reporting Modernization fee: The Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges (which shall be pro-rated for any partial calendar years) are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

3Party Data Sourcing including data only	ICE (InterContinental Exchange, fka “IDC”)	$2,000-3,000	**
or
3Party Data Sourcing w/Liquidity Classifications	ICE (InterContinental Exchange, fka “IDC”)	$3,000-4,000	**
and
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Equity Funds	$7,500-8,500	***
N-PORT and N-CEN Reporting Engine and Service Component	Confluence Reporting w/ Ultimus - Fixed Income/Other non-Equity Funds	$8,500-$10,000	***

**	The range is dependent on portfolio holdings. Any data not received from ICE or requiring manual intervention will be subject to additional charges.
***

The range is dependent on the requirement that the Fund determines a Highly Liquid Investment Minimum pursuant to SEC Rule 22e-4 and the ongoing support required. For purposes hereof, “Equity Funds” shall mean funds with greater than 80% of their holdings in equity securities, ETFs and Mutual Funds.

Ardian Access LLC
Fund Accounting Fee Letter		Page 1 of 6

CONFIDENTIAL

1.5.

Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.0900
International Equity (Non Fair Value)	$0.1500
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets	$0.6747
Government/Agency	$0.6522
Floating Rate MTN	$0.6973
Municipal Bonds	$0.7422
High Yield Corporate Bonds, High Yield Municipal Bonds	$0.9221
International Bond	$1.2145
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs	$1.2258
CMBS	$1.5969
CDO & CLO	$4.2171
Options (Listed)	$0.1060
Futures (Listed)	$0.2955
Leverage Loans/Bank loans (monthly)	$16.9600
Exchange Rates - Spot and Forwards	$0.7386
International Equity (Fair Value)	$0.7872
CDS & CDX Swaps (monthly)	$66.2500

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)	$100 per month for each additional 10 manual inputs
Odd Lot Pricing Fee	$500/Fund per month plus $15/odd lot security per month

1.6.

Wholly owned subsidiary fee: In cases where the Fund elects or is otherwise required to have a wholly owned subsidiary (for example: controlled foreign corporation/Cayman subsidiary), an annual fee of $7,500 will be charged for each such subsidiary. Ultimus may, with notice to the Fund, charge additional fees with respect to any such subsidiary if Ultimus determines that the nature of such subsidiary will require an inordinate number of man hours to be expended in the performance of Fund Accounting Services or generally poses heightened risk or compliance concerns.

1.7.

Derivatives Risk Management Program Support Services; 18f-4/N-PORT Support Services: In consideration for Ultimus providing Derivatives Risk Management Program Support Services (if the Fund elects to have such services provided), the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $2,000.00. If the Fund elects not to receive Derivatives Risk Management Program Support Services, and the Fund elects to have Ultimus provide the Fund 18f-4/N-PORT Support Services instead, the Fund will pay (or cause to be paid) Ultimus a quarterly fee of $250.00. If the Fund elects not to receive Derivatives Risk Management Program Support Services and, in connection therewith, the Fund requires Ultimus to provide or otherwise make available to any

Ardian Access LLC
Fund Accounting Fee Letter		Page 2 of 6

CONFIDENTIAL

third party, investment holdings data, then, in addition to the 18f-4/N-PORT Support Services Fee, the Fund will pay Ultimus a quarterly fee of $500.00.

1.8.	Manual processing fee: The Fund shall pay an additional charge of $500.00 per month for portfolios that transmit trades via facsimile as opposed to utilizing an electronic format.

1.9.

Special Reports/Programming Charge: All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge to be agreed between the parties, it being understood that in the absence of an agreement between the parties as to such charge, such charge will be at an hourly rate. The current rate as of the date of this Fee Letter is $250.00 per hour and is subject to change.

1.10.

Event Processing Charge: Fund accounting services performed outside of the ordinary course in connection with unique events involving the Fund, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge to be agreed between the parties, it being understood that in the absence of an agreement between the parties as to such charge, such charge will be at an hourly rate. The current rate as of the date of this Fee Letter is $250 per hour and is subject to change.

1.11.

The fees are computed and payable monthly, along with any Reimbursable Expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Monthly Per Trade Fees

The fees, as described above, allow the Fund to execute up to 1,000 portfolio trades (i.e., purchases and sales) per month without additional fees. For portfolio trades in excess of this amount, Ultimus will charge the Fund $5.00 per trade over 1,000 per month capped at $2,000 up to 6,000 per month, then $5.00 per trade over that. Trades are recorded on the day after trade date (“T+1”).

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to fund accounting services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early

Ardian Access LLC
Fund Accounting Fee Letter		Page 3 of 6

CONFIDENTIAL

Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting transition services not to exceed 25% of the annual fees that would have otherwise been paid by the Fund to Ultimus for fund accounting services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for fund accounting transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting liquidation services of not less than $1,500.

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a fund accounting restructuring fee of not less than $5,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Reimbursable Expenses

In addition to the above fees, the Fund will reimburse Ultimus or pay directly certain Reimbursable Expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund, and performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, (solely to the extent that the Fund elects to receive Derivatives Risk Management Program Support Services) the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund that are not provided through Ultimus.

Ardian Access LLC
Fund Accounting Fee Letter		Page 4 of 6

CONFIDENTIAL

5.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Ardian Access LLC
Fund Accounting Fee Letter		Page 5 of 6

CONFIDENTIAL

The parties duly executed this Fund Accounting Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

Ardian Access LLC
Fund Accounting Fee Letter		Page 6 of 6

CONFIDENTIAL

Fund Administration Addendum

for

Ardian Access LLC

This Fund Administration Addendum, dated December 12, 2024, is between Ardian Access LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 12, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.

In performing the Services, Ultimus will act as a liaison among the Fund’s service providers, including, but not limited to its custodian, transfer agent, fund accountant and dividend disbursing agent, legal counsel, and audit firm;

2.

Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its net asset value;

4.

Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

5.	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all authorized bills of the Fund;

6.

Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

7.

Compute performance data required for inclusion in fund financial reports and disseminate such data to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

8.

Provide other information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies, in each case as mutually agreed;

9.	Prepare and coordinate the printing and delivery of semi-annual and annual financial statements pursuant to a mutually acceptable timeline for the delivery of drafts of such financial statements;

10.	Coordinate the Fund’s audits and examinations by:

a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, as mutually agreed upon;

Ardian Access LLC
Fund Administration Addendum		Page 1 of 4

CONFIDENTIAL

b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners), as mutually agreed upon; and

c.	providing office facilities as may be required.

11.

Facilitate, register, or prepare applicable notice or other filings as directed by the Fund’s investment adviser with respect to, the units with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of units or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

12.

In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, collect, prepare and disseminate digital materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board as agreed upon. It is understood and agreed that performing the foregoing for more than 4 board meetings per calendar year may result in additional fees;

13.

In consultation with legal counsel for the Fund, facilitate the EDGARIZATION and filing of the Fund’s Registration Statement on Form N-2 and amendments thereto; provided that the Fund’s legal counsel will be responsible for drafting the Fund’s Registration Statement and any pre- and post-effective amendments thereto (including the annual update to the Registration Statement);

14.	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to unitholders of the following:
a.	periodic reports to the Board, unitholders and the SEC, including but not limited to annual reports and semi-annual reports;

b.	notices pursuant to Rule 24f-2 (as applicable); and

c.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

15.	Review the Fund’s federal, state, and local tax returns as prepared and signed by the Fund’s independent public accountants; and

16.

Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Fund’s independent public accountants and legal counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which in Ultimus’ reasonable determination, are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Fund agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Fund further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Fund or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Fund or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable

Ardian Access LLC
Fund Administration Addendum		Page 2 of 4

CONFIDENTIAL

the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

17.

Provide individuals reasonably acceptable to the Board to serve as officers of the Fund, including, without limitation, individuals to serve as assistant treasurer and secretary, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Fund Administration Fee Letter).

Special Reports and Services

1.

Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.

Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

Ardian Access LLC
Fund Administration Addendum		Page 3 of 4

CONFIDENTIAL

The parties duly executed this Fund Administration Addendum as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

Ardian Access LLC
Fund Administration Addendum		Page 4 of 4

CONFIDENTIAL

Fund Administration Fee Letter

for

Ardian Access LLC

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Fund Administration Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.

For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and Reimbursable Expenses from the Fund on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed as follows:

Average Managed Assets*	Administration Fee
Up to $500 million	0.0450%
$500 million to $1.5 billion	0.0300%
In excess of $1.5 billion	0.0150%

*	Managed assets shall mean the net assets of the Fund plus any amount of leverage being used by the Fund.

The fee will be subject to an annual minimum of $90,000. These fees shall be pro-rated for any partial calendar years.

1.2.

Implementation Fee. In addition to the fees set forth in Section 1.1 above, Ultimus shall be entitled to a one-time implementation fee of $15,000 (“Implementation Fee”). The Implementation Fee shall be due and payable to Ultimus upon execution of the Agreement.

1.3.	State Registration (Blue Sky) Fees:

The Fund shall pay its allocated federal and state regulatory filing fees. In addition, the Fund shall pay Ultimus the following fees per state registration:

Initial registration and any registration renewal	$150.00
Sales reports (if required)	$25.00

1.4.	Tax Provisioning/ASC 740 Compliance fee. The Fund shall pay Ultimus $750.00 per calendar quarter for tax provisioning services and ASC 740 Compliance.

- Additional fees relating to tax provisioning or tax compliance may arise relative to certain strategies or approaches taken by the adviser with respect to portfolio management. The following are examples of fees that may be charged:

- Schedule K-1 fee – for Funds with investments requiring additional processing, including, without limitation, Funds with more than 10 Schedule K-1s or tiered partnerships or private partnerships whereby additional Schedule K-1s are received, each additional K-1 over 10 will be charged at $100 per K-1 received. For tiered partnerships and private partnerships, each K-1 over 10 will be charged a fee of $250 per partnership K-1 received.

Ardian Access LLC
Fund Administration Fee Letter	Page 1 of 5

CONFIDENTIAL

- Fee for separate tax year from fiscal year – in cases where the Fund elects or is otherwise required to have a tax reporting year-end that is different from its fiscal year-end, an additional $2,000 per year may be charged.

- Wholly-owned subsidiary fee – in cases where the Fund elects or is otherwise required to have a wholly-owned subsidiary (for example: controlled foreign corporation/Cayman subsidiary), an additional fee of $1,000 per year may be charged.

- Trust Preferred Securities (“TRUPS”) fee – in cases where the Fund holds TRUPS and transactions in total are more than 500 tax lots, an additional fee of $1,000 per year may be charged. If between 501-2,500 tax lots, an additional fee of $2,000 per year may be charged. Transactions over 2,500 tax lots may be charged an additional fee of $5,000 per year.

- QCCO and Tax Straddle fee – in cases where the Fund wittingly or unwittingly engages in QCCO or tax straddle transactions, an additional fee of $2,000 per year may be charged. Note: for Funds with significant volume in such transactions an outsourced solution may be preferable and there will be no fee paid to Ultimus, but rather an expense will be incurred for an unaffiliated servicer.

- Equalization service fee – in cases where the Fund elects to utilize a tax equalization strategy, an additional fee of $500-$1,000 per year may be charged.

- Distribution estimates fee – in cases where an advisor requests more than 2 estimates in a distribution period (“period” defined as year-end for excise or fiscal purposes), an additional fee of $250-$500 per estimate over 2 may be charged.

- Tax diversification testing fee – in cases where the Fund invests in certain investments such as Funds of Funds structures whereby private funds are held and the look through and aggregation of underlying holdings needs to be completed manually to complete post-trade compliance testing, an additional fee of $500 per month may be charged (for up to 10 underlying fund look-throughs).

1.5.

Special Reports/Programming Charge. All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge to be agreed between the parties, it being understood that in the absence of an agreement between the parties as to such charge, such charge will be at an hourly rate. The current rate as of the date of this Fee Letter is $250.00 per hour and is subject to change.

1.6.

Event Processing Charge. Fund administration services performed outside of the ordinary course in connection with unique events involving the Fund, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge to be agreed between the parties, it being understood that in the absence of an agreement between the parties as to such charge, such charge will be at an hourly rate. The current rate as of the date of this Fee Letter is $250 per hour and is subject to change.

1.7.	Meeting Attendance fee. The Fund shall pay $250 per official fair valuation committee meeting attended by any Ultimus personnel.

1.8.

The fees are computed and payable monthly, along with any Reimbursable Expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

Ardian Access LLC
Fund Administration Fee Letter	Page 2 of 5

CONFIDENTIAL

2.	Reimbursable Expenses

In addition to the above fees, the Fund will reimburse Ultimus for certain Reimbursable Expenses incurred on the Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Fund. The Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund other than through Ultimus.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to fund administration services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration transition services not to exceed 25% of the annual fees that would have otherwise been paid by the Fund to Ultimus for fund administration services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for fund administration transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration liquidation services of not less than $1,500.

Ardian Access LLC
Fund Administration Fee Letter	Page 3 of 5

CONFIDENTIAL

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform fund administration services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a fund administration restructuring fee of not less than $5,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Ardian Access LLC
Fund Administration Fee Letter	Page 4 of 5

CONFIDENTIAL

The parties duly executed this Fund Administration Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

Ardian Access LLC
Fund Administration Fee Letter	Page 5 of 5

CONFIDENTIAL

Transfer Agent and Shareholder Services Addendum

for

Ardian Access LLC

This Transfer Agent and Shareholder Services Addendum, dated December 12, 2024, is between Ardian Access LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 12, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process unitholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist unitholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for unitholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions, including the purchase of new units, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of units and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of units of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to unitholders on covered units (units purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for unitholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding units; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of unitholder bank information for automatic purchases.

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum	Page 1 of 5

CONFIDENTIAL

2.	Shareholder Information Services

Ultimus shall provide the Fund with unitholder information services, including:

2.1.	make information available to unitholder servicing unit and other remote access units regarding trade date, unit price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current unitholders;

2.4.	respond as appropriate to all inquiries and communications from unitholders relating to unitholder accounts; and

2.5.	make representatives available during normal business hours (to be mutually agreed upon) to answer the Fund’s toll-free incoming phone line.

3.	Compliance Reporting

3.1.

AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct unitholders domiciled in the United States and to operate the Fund’s customer identification program for these unitholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.

Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell units.

3.3.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for unitholder income and capital gains (including the calculation of qualified income), sale of fund units, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For the Fund with a unit class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of unitholder investments from transaction sale charges for purchase of Fund units;

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum	Page 2 of 5

CONFIDENTIAL

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct unitholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct unitholder account, Ultimus agrees to perform the following services:

5.1.	maintain all unitholder records for each account in the Fund;

5.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to unitholders any funds to which they are entitled by reason of any dividend or distribution and in the case of unitholders entitled to receive additional units of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such unitholders a confirmation statement with respect to such units;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record unitholder account information changes; and

5.5.	maintain account documentation files for each unitholder.

6.	uTRANSACT Web Services

6.1.	Provide and maintain an internet portal for unitholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

7.	PLAID

7.1.	Provide online bank account verification services using third-party PLAID technology.

8.	Other Services

8.1.

Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of unitholders; and mailing notices of unitholders’ meetings, proxies, and proxy statements.

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum	Page 3 of 5

CONFIDENTIAL

9.	National Securities Clearing Corporation Processing

Ultimus will:

9.1.

process accounts through Networking and the purchase, redemption, transfer and exchange of units in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

9.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

9.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

9.4.	maintain unitholder accounts through Networking.

10.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum	Page 4 of 5

CONFIDENTIAL

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum	Page 5 of 5

CONFIDENTIAL

Transfer Agent and Shareholder Services Fee Letter

for

Ardian Access LLC

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Transfer Agent and Shareholder Services Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.

For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and Reimbursable Expenses from the Fund on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed as follows (it being understood that any fees stated herein to be “annual” fees shall be pro-rated for any partial calendar years):

Base Annual Fee
Annual fee per Fund’s first unit class	$45,000
plus asset-based fee on aggregate managed assets of the Fund	0.50 basis points
Each Additional Unit Class	$12,000 per class
Annual fee per open unitholder account*	$18.00 per open account
Annual fee per open NSCC account (ML3 and ML0)*	$18.00 per open account
Annual fee per closed account	$3.00 per closed account
PowerAgent License Fee (annually)	$7,200 per user license
CUSIP Setup Fee	$3,000 per CUSIP

☐ uTRANSACT Fees (web portal) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
☐ One-time implementation fee	$12,000
☐ Ongoing annual fee	$18,000 annual base fee
☐ Overall Activity Fee**	$0.50 per authentication
Asset Allocation Modeling
☐ One-time implementation fee	$5,000
☐ Ongoing annual fee	$12,000

Large Fund (Management company with 1,000 total accounts or greater)
☐ One-time implementation fee	$20,000
☐ Ongoing annual fee	$30,000 annual base fee
☐ Overall Activity Fee**	$0.50 per authentication
Asset Allocation Modeling
☐ One-time implementation fee	$5,000
☐ Ongoing annual fee	$12,000

FP Only, View Only
☐ One-time implementation fee	$1,000
☐ Ongoing annual fee	$400 per month

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 1 of 7

CONFIDENTIAL

☐ PLAID Fees (instant bank verification) (check applicable fees)
Small Fund (Management company with less than 1,000 total accounts)
☐ One-time setup fee	$2,000
☐ Ongoing annual fee	$2,500
Large Fund (Management company with 1,000 total accounts or greater)
☐ One-time setup fee	$4,000
☐ Ongoing annual fee	$3,000

Web Configuration (e.g., campaign updates, marketing changes, etc.)	$200 per hour

AML Reporting Fee (billed prorated monthly)	$3,300 annually

☐ Regulatory Emailing Campaigns Fee (check if applicable)	$495 per campaign

Real Time Cash (check applicable fees)
☐ Monthly fee per CUSIP	$200 per month

☐ API Connectivity Fee (check applicable fees)
☐ Implementation fee	$200 per hour
☐ Ongoing maintenance fee (monthly)	$2,500 per month

Ad Hoc Services and Fees
Vision Feeds (check applicable fees)
☐ Initial Setup	$500
☐ Ongoing maintenance fee (monthly)	$150 per month

File Feeds (ex. Omni/SERV, Sales and Reporting, digital platforms, etc.)
Initial Setup	$500 per file
Ongoing maintenance fee (monthly)	$200 per month per file

☒ DTCC AIP Service Fees (check if applicable)	$750 per month

Event Processing (mergers, liquidations, name change, CUSIP change, etc.)	$250 per hour
Fund Liquidations	$1,500 per event
Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$250 per hour
Ad Hoc Report Requests***	$165 per report

Service and Transaction Fees
Call Fee	$10.00 per call handled by Transfer Agent
Manual Transaction Fee	$5.00 per manual transaction
Automated Transaction Fee	$0.05 per automated transaction

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 2 of 7

CONFIDENTIAL

Dealer Loss Reclaims	$200 per month
Capital Calls/Tender/Repurchase Processing	$750 per event

Shareholder Fees****
Annual IRA Custodial Fee	$25.00
Removal of excess contribution or Roth conversion/recharacterization	$25.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00

*	Open account fee to be charged through tax reporting season the year following account liquidation.
**	An authentication is generally required at initial login for each unique device and when making updates to security options.
***	Highly complex report development is subject to hourly programming fees.
****	Fee may be passed through to unitholders of the Fund(s).

1.2.

Special Reports/Programming Fees: All special reports analyses and/or programming requested by the Fund under this Agreement shall be subject to an additional programming charge to be agreed between the parties, it being understood that in the absence of an agreement between the parties as to such charge, such charge will be at an hourly rate. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.

1.3.	MFPS I/MFPS II Fees

One-time Fees:  $500 per no-load fund family; $1,000 per load fund family (MFPS II only)

Ongoing (Monthly) Fees:

MFPS I (only): $325 per month (paid to NSCC)

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC*	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
21-25	$250	$250	$500
26-35	$350	$1,250	$1,600
36-50	$450	$1,250	$1,700
51+	$550	$1,250	$1,800

*	Prices reflect current NSCC pricing and are subject to change.

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 3 of 7

CONFIDENTIAL

1.4.	☐ MARS Rule 22c-2 Compliance Management Fees (check if applicable)

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.5.	☐ SalesFocus Solutions/MARS Fees (check if applicable)

The investment adviser to the Fund will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD

1.6.

The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Fund’s default or prevent Ultimus from exercising any other rights and remedies available to it.

All services listed above with a check box that are used by the Fund will be billed by Ultimus in accordance with the listed fees, even if not checked.

2.	Reimbursable Expenses

In addition to the above fees, the Fund will reimburse Ultimus or pay directly certain Reimbursable Expenses incurred on the Fund’s behalf, including, but not limited to, postage, confirmations, statement and confirmation development, shareholder applications and forms, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Fund agrees to reimburse Ultimus for expenses incurred by Ultimus in the production and dissemination of trade confirmations, account statements, and tax forms.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 4 of 7

CONFIDENTIAL

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to transfer agency services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency transition services not to exceed 25% of the annual fees that would have otherwise been paid by the Fund to Ultimus for transfer agency services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for transfer agency transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency liquidation services of not less than $1,500.

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a transfer agency restructuring fee of not less than $10,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)3.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[3]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 5 of 7

CONFIDENTIAL

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

Ardian Access LLC
Transfer Agent and Shareholder Services Fee Letter	Page 6 of 7

CONFIDENTIAL

December 6, 2024

Ardian Access LLC

c/o Ardian US LLC

1370 6th Avenue

New York, NY 10019

Attn: Monica Lumsden and Hugo Lauque

Dear Monica and Hugo:

Reference hereby is made to that certain Master Services Agreement dated as of December 6, 2024 (the “Agreement”), by and between Ardian Access LLC, a Delaware limited liability company (the “Fund”), and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”; and together with the Fund, the “Parties” and each a “Party”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

This letter agreement (this “Letter”) confirms the understanding and agreement of the Parties that, notwithstanding anything to the contrary in Section 10.2 of the Agreement, if Ultimus’ failure to meet the standard of care set forth in Section 10.1 of the Agreement causes a NAV Difference (as defined below), Ultimus’ liability with respect to such NAV Difference shall be as follows:

(1)

During each NAV Error Period (as defined below) resulting from a NAV Difference (as defined below) that is at least $0.01 but that is less than 0.50%, Ultimus shall reimburse the Fund for any net losses to the Fund; and

(2)

During each NAV Error Period resulting from a NAV Difference that is at least 0.50%, Ultimus shall reimburse the Fund on its own behalf and on behalf of each unitholder of the Fund for any losses experienced by the Fund or any Fund unitholder, as applicable, such as overpayment of repurchase proceeds or under purchase of shares; provided, that Ultimus’ reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the unitholder transactions during the NAV Error Period; provided, further, however, that Ultimus shall not be responsible for reimbursing reprocessing costs with respect to any unitholder that experiences an aggregate loss during any NAV Error Period of less than $25.

(3)

For purposes of this Letter, (A) “NAV Difference” means the difference between the NAV at which a unitholder purchase or repurchase should have been effected (“Recalculated NAV”) and the NAV at which the purchase or repurchase was effected

CONFIDENTIAL

divided by Recalculated NAV; (B) “NAV Error Period” means any Fund business day or series of two or more consecutive business days during which a NAV Difference of $0.01 or more exists; (C) NAV Differences and any Ultimus liability therefrom are to be calculated each time the Fund’s NAV is calculated; (D) in calculating any amount for which Ultimus would otherwise be liable under this Letter for a particular NAV error, the Fund losses and gains shall be netted; and (E) in calculating any amount for which Ultimus would otherwise be liable under this Letter for a particular NAV Difference that continues for a period covering more than one NAV determination, the Fund losses and gains for the period shall be netted.

It is further understood and agreed that, notwithstanding anything to the contrary in Section 10.2.F. of the Agreement, the liability limitations set forth in Section 10.2(F) shall have no force or effect and instead, with respect to Ultimus’ indemnification obligations under Section 10.3.A. of the Agreement, to the maximum extent permitted by law, the Fund will limit Ultimus’ liability for the Fund’s Losses to an amount not to exceed five times the total compensation received by Ultimus under the Agreement during the most recent rolling 12-month period or if the Agreement is in effect for less than 12 months at the time of liability, then the most recent one-month period multiplied by 60. This limitation shall apply regardless of the cause of action or legal theory asserted. The limitation of Ultimus’ liability afforded by this paragraph shall not limit Ultimus’ liability to (i) reimburse the Fund for any NAV Difference as required by this Letter (nor will any reimbursements for any NAV Differences count towards the limitation of liability set forth in this paragraph), or (ii) indemnify the Fund for any Fund Losses arising out of or in connection with any gross negligence, willful misconduct, bad faith, reckless violation of law or fraud by Ultimus.

Additionally, notwithstanding anything in Section 4 of the Agreement to the contrary, if, in any calendar quarter, Reimbursable Expenses exceed or are expected to exceed 10% of the fees to be paid by the Fund for the same calendar quarter under the Agreement (such event, a “Reimbursable Expense Overrun”), Ultimus will inform the Fund of such Reimbursable Expense Overrun, whereupon Ultimus and the Fund will discuss the reasons therefore as well as, to the extent practicable, any reasonable steps that could be taken to mitigate or eliminate similar Reimbursable Expense Overruns going forward.

Lastly, to the extent Ultimus is afforded the right to increase the fees set forth in any Fee Letter appended to the Agreement on each anniversary date of the Agreement, Ultimus hereby agrees to use good faith efforts to notify the Fund of Ultimus’ calculation of such increase at least thirty (30) days before each anniversary of the Agreement; it being understood, however, that Ultimus’ failure to provide such good faith notification will not affect Ultimus’ right to implement such fee increase.

CONFIDENTIAL

The terms of this Letter and its existence are strictly confidential. The Fund hereby agrees that it shall not disclose the terms of this Letter or its existence to anyone except the Fund’s Board, its officers, the Fund’s attorneys, the investment adviser to the Fund, and such agents of the Fund or the investment adviser who have a reasonable need to know such information in connection with their duties to the Fund or the investment adviser, or as may be required by law, regulation or court process, or in connection with any regulatory examination or inquiry.

Except as expressly provided for in this Letter, the terms of the Agreement shall remain in full force and effect.

This Letter shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control. Section 19 of the Agreement applies, mutatis mutandis, to this Letter.

Please evidence the Fund’s agreement with the terms of this Letter by signing and dating below and return the signed copy to Ultimus via email at: legal@ultimusfundsolutions.com.

Sincerely,

Gary Tenkman

Chief Executive Officer

Ultimus Fund Solutions, LLC

Acknowledged and agreed to this 6th day of December, 2024 by:

Ardian Access LLC

By:
Name:	Michael P. Ferragamo
Title:	Authorized Signatory

CONFIDENTIAL